AMENDMENT, dated May 10, 1996 to the agreement ("Agreement"), between the Templeton Russia Fund, Inc. ("Fund"), having its place of business at 700 Central Avenue, St. Petersburg, FL 33701, and The Chase Manhattan Bank, N.A. ("Chase"), having a place of business at 1 Chase Manhattan Plaza, New York, N.Y. 10081.

         It is hereby agreed as follows:

     Section 1. Unless otherwise provided herein, all terms and conditions of the Agreement are expressly incorporated herein by reference and except as modified\ hereby, the Agreement is confirmed in all respects. Capitalizaed terms used herein without definition shall have the ascribed to them in the Agreement.

     Section 2. Section 3 of the Agreement is amended as follows by adding in appropriate alphabetic sequence the following:

     (a) "CMBI" shall mean Chase Manhattan Bank International, an indirect whooly owned subsidiary of Chase, located in Moscow, Russia.

     (b) "Direct Loss" shall mean a loss determined based on the market value of the Russian Security that is the subject of the loss at the date of dis-covery of such loss and without reference to any consequential damages, special conditions or circumstances.

    *(c) "International Financial Institution" shall mean any bank in the top 1,000 (together with their affiliated companies) as measured by "Tier 1" capital or any broker/dealer in the top 100 as measured by capital.

     (d) "Negligence" shall mean the failure to exercise reasonable care under the applicable circumstances as measured by the custodial practices prevailing in Russia of International Financial Insitutions acting as custodians for their institutional investor clients in Russia.

     (e) "No-Action Letter" shall mean the response of the Securities and Exchange Commission's Office of Chief Counsel of Investment Management, dated April 18, 1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. No. 95-151-CC, File no 811-8788) providing "no-action" relief under section 17(f) of the Investment Company Act of 1940, as amended, and SEC Rule 17f-5 there-under, in connection with custody of such Templeton Russia Fund, Inc.'s investments in Russia Securities.

     (f) "Registrat Company" shall mean any entity providing share registration services to an issuer of Russian Securities.

     (g) "Registrar Contract" shall mean a contract between CMBI and a Registrar Company (and as the same may be amended from time to time) containing, INTER ALIA, the contractual provisions described at paragraph (a)-(e) on pps. 5-6 of the No-Action Letter.

     (h) "Russian Security" shall mean a Security issued by a Russian issuer.

     (i) "Share Extract" shall mean: (1) an extract of its share registration books issued by a Registrar Company indicating an investor's ownership of a security; and (ii) a form prepared by Chase Moscow or its agent in those cases where a Registrar Company is unwilling to issue a Share Extract.

        Section 3(a). Section 10 of the Agreement is amended by adding a new subsection (d) on p. 14 as follows: "Payment for Russian Securities shall not be made prior to the issuance by the Registrar Company of the Share Extract relating to such Russian Security.

        Section 3(b). Section 10 of the Agreement is amended by adding a new subsection (e) on p. 15 as follows: "Delivery of Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in Russia. Delivery of Securities may also be made in any manner specifically required by instructions acceptable to the Bank.

        Section 3(c). Section 10 of the Agreement is further amended by adding a new sub-section (g) on p. 17 as follows: "It is understood and agreed that Chase need only use its reasonable efforts with respect to per-forming functions (a)-(f) immediately above with respect to Russian Securities."

        Section 4(a). Section 14(a) of the Agreement is amended by inserting the following at the end of the first sentence as follows: "; provided that, with respect to Russian Securities, Chase's responsibility shall be limited to safekeeping of relevant Share Extracts."

        section 4(b). Section 14(a) of the Agreement is further amended by inserting the following after the first sentence thereof: "Delegation by Chase to CMBI shall not relieve Chase of any responsibility to Fund for any loss due to such delegation, and Chase shall be liable for any loss or claim arising out of or in connection with the performance by CMBI of such delegated duties to the same extent as if Chase had itself provided the custody services hereunder. In connection with the foregoing, neither Chase nor CMBI shall assume responsibility for, and neither shall be liable for, any action in inaction of any Registrar Company and no Registrar Company shall be, or shall be deemed to be, Chase, CMBI, a Chase Branch, a Domestic Securities Depository, a Foreign Bank, a Foreign Securities Depository or the employee, agent or personnel of any of the foregoing. Anything to the contracy contained in the Agreement notwithstanding, with respect to custodial services for Russian Securities, neither Chase nor CMBI shall be liable to Fund except for Direct Losses to the extent caused by their respective Negligency or willful misconduct. To the extent that CMBI employs agents to perform any to the functions to be performed by Chase or CMBI with respect to Russian Securities, neither Chase nor CMBI shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with Negligence or in bad faith, except that where Chase or CMBI uses: (i) an affiliated nominee or
(ii) an agent to perform the share registration or share confirmation functions described at (a)-(e) on pps. 5-6 of the No-Action Letter and to the extent applicable to CMBI, the share registration functions descdribed on pps. 2-3 of the No-Action Letter, Chase and CMBI shall be liable to Fund as if CMBI was responsible for performing such services itself."

        Section 5.  Add a new Section 25 to the Agreement as follows:

        "(a) Chase will advise Fund (and will update such advice from time to time as changes occur) of those Registrar Companies with which CMBI has entered into a Registrar Contract. Chase shall cause CMBI to monitor each Registrar Company and Chase shall promptly advise Fund whcn CMBI has actual knowledge of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter with respect to a Registrar Company that services in that capacity for any issuer the shares of which are held by Fund.

        (b) Where Fund is considering investing in the Russian Securities of an issuer as to which CMBI does not have a Registrar Contract with the issuer's Registrar Company, Fund may request that CMBI consider whether it would be willing to attempt to enter into such a Registrar Contract and CMBI shall advise Fund of its willingness to do so. Where CMBI has agreed to make such an attempt Chase will advise Fund of the occurrence of any one or more of the events described in paragraphs (i)-(iv) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge.

        (c) Where Fund is considering investing in the Russian Securities of an issuer as to which CMBI has a Registratr Contract with the issuer's Registrar Company, Fund may advise Chaseof its interest in investing in such issuers and, in such event, Chase will advise Fund of the occurrence of any one or more of the evenets descdribed in paragraphs (i)-(v) on pps 8-9 of the No-Action Letter of which CMBI has actual knowledge."

        Section 6. Add a new Section 26 to the Agreement as follows: "Fund shall pay for and hold Chase and CMBI harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental chargesm and any related expenses with respect to income from or Securities in the Accounts."

        Section 7. Add a new Section 27 to the Agreement as follows: "Fund acknowledges that CMBI may not be able, in given cases and despite its reason-able efforts, to obtain a Share Extract from a Registrar Company and CMBI shall not be liable in any such event including with respect to any losses resulting from such failure."

        Section 8. Add a new Section 28 to the Agreement as follows: "Subject to the cooperation of a Registrar Company, for at leaset the first two years following CMBI's first use of a Registrar Company, Chase shall cause CMBI to conduct share confirmations on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent jbasis if Fund's Board of Directors, in consultation with CMBI, determines it to be appropriate."

        Section 9. Add a new Section 29 to the Agreement as follows: "Chase shall cause CMBI to prepare for distribution to Fund's Board of Directors a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of Board of Directors; and (ii) the steps CMBI has taken during the reporting period to ensure that Fund's interest continue to appropriately recorded."

        Section 10. Add a new Section 30 to the Agreement as follows: "Fund acknowledges tht it has received, reviewed and understands Chase's market report dated May 1996 for Russia, including, but not limited to, the risks described therein."

        Section 11. Add a new Section 31 to the Agreement as follows: "Except as provided in new Section 25 (b) and (c), the services to be provided by Chase hereunde will be provided only in relation to Russian Securities for which CMBI has entered into a Registrar Contract with the relevant Registrar Company."

        IN WITNESS WHEREOF, the parties have executed this Amendmkent as of the date first above written.


Templeton Russia Fund, Inc.             THE CHASE MANHATTAN BANK, N.A.

By:/s/THOMAS M. MISTELE                  By:/s/LENORE VANDEN-HANDEL
   -----------------------              -------------------------------------
Name:  Thomas M. Mistele                Name:  Lenore Vanden-Handel
Title: Secretary                        Title: Vice President
Date:  May 10, 1996                     Date:  May 10, 1996








Compulsory Depositories used by Chase as of the date hereof are set forth in Appendix 1-A hereto, and as the same may be amended on notice to Fund from time to time.

         (i) In connection with the foregoing, Chase shall:

         (1) provide written reports notifying Fund's Board of the placement of Securities and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Fund's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Fund's foreign custody arrangements;

         (2) exercise such reasonable care, prudence and diligence in performing as Fund's Foreign Custody Manager as a person having responsibility for the safekeeping of Securities and Cash would exercise;

         (3) in selecting an Eligible Foreign Custodian, first have determined that Securities and Cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Securities and Cash, including, without limitation, those factors set forth in SEC rule 17f-5(c)(1)(i)-(iv);

         (4) determine that the written contract with the Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a non-Compulsory Depository or clearing agency, such contract, the rules or established practices or procedures of the Depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for Securities and Cash based on the standards applicable to custodians in the relevant market; and

                                       2

PAGE


         (5) have established a system to monitor the continued appropriateness of maintaining Securities and Cash with particular Eligible Foreign Custodians and of the governing contractual arrangements. Chase shall also monitor Compulsory Depositories and shall advise Fund of any material negative change in the performance of, or arrangements with, any Compulsory Depository as the same would adversely affect the custody of assets.

Subject to (i)(1)-(5) above, Chase is hereby authorized to place and maintain Securities and Cash on behalf of Fund with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Chase.

     (ii) Except as expressly provided herein, Fund shall be solely responsible to assure that the maintenance of Securities and Cash hereunder complies with the rules, regulations, interpretations and exemptive orders promulgated by or under the authority of the SEC.

     (iii) Chase represents to Fund that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Fund represents to Chase that: (1) the Securities and Cash being placed and maintained in Chase's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act"), as the same may be amended from time to time; (2) its Board has determined that it is reasonable to rely on Chase to perform as Fund's Foreign Custody Manager; and (3) its Board or its investment adviser shall have determined that Fund may maintain Securities and Cash in each country in which Fund's Securities and Cash shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure (and including any Compulsory Depository operating in such country), prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Securities and Cash held in custody, and the likelihood of nationalization, currency controls and the like) (collectively ("Country Risk")). Nothing contained herein shall require Chase to make any selection that would entail consideration of Country Risk.


                                       3

PAGE


     (iv) Chase shall assist Fund in monitoring Country Risk by furnishing such information relating to the Country Risk as is specified in Appendix 1-B hereto. Fund hereby acknowledges that: (1) such information is solely designed to inform Fund of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (2) Chase has gathered the information from sources it considers reliable, but that Chase shall have no responsibility for inaccuracies or incomplete information except to the extent negligently obtained by Chase.

     Section 3. Add the following at the end of Section 3(d):

     and which shall be limited to  Eligible  Foreign  Custodians  as defined in
     (i)-(ii) and (v) of the definition of Eligible Foreign Custodians contained herein; provided that, for purposes of the sections of this Agreement addressing Chase liability (including, but not limited to, Sections 7, 10, 14, and 16-17), Foreign Bank shall not include any Foreign Bank as to which Chase has not acted as Foreign Custody Manager.

     Section 4. Add the following at the end of Section 3(e):

                  and which shall be limited to Eligible Foreign Custodians as defined in (iii) and (iv)-(v) of the definition of Eligible Foreign Custodians contained herein; provided that, for purposes of the sections of this Agreement addressing Chase liability (including, but not limited to, Sections 7, 10, 14, and 16-17) the term Foreign Securities Depository shall not include any Compulsory Depository or any non-compulsory depository as to which Chase has not acted as Foreign Custody Manager.

     Section 5. Add the following definitions in appropriate alphabetic sequence to Section 3 of the Agreement:


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PAGE

     (1) a  "U.S.  Bank,"  shall  mean a  U.S.  bank  as  defined  in  SEC  rule
     17f-5(a)(7).

     (2) an "Eligible Foreign Custodian," shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States; (iii) a securities depository or clearing agency, incorporated or organized under the laws of a country other than the United States, that acts as a system for the central handling of securities or equivalent book-entries in that country and that is regulated by a foreign financial regulatory authority as defined under section 2(a)(50) of the 1940 Act,
     (iv) a securities depository or clearing agency organized under the laws of a country other than the United States when acting as a transnational system ("Transnational Depository") for the central handling of securities or equivalent book-entries, and (v) any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

     Section 6. Delete existing Section 5 of the Agreement and, insert, in lieu thereof, the following:

         At the request of Fund, Chase may, but need not, add an Eligible Foreign Custodian that is a U.S. Bank, a Foreign Bank or Foreign Securities Depository where Chase has not acted as Foreign Custody Manager with respect to the selection thereof; provided that, any such entities shall not be included for purposes of the sections of this Agreement addressing Chase liability (including, but not limited to, Sections 7, 10, 14, and 16-17). Chase shall notify Fund in the event that it elects to add any such entity.

                              *********************

                                       5

PAGE


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TEMPLETON                                     THE CHASE MANHATTAN BANK

By:/s/BARBARA J. GREEN                     By:/s/LENORE VANDEN HANDEL
   -----------------------                 -------------------------------
 Name: Barbara J. Green                    Name: Lenore Vanden Handel
Title: Secretary                          Title: Vice President






                                       6





PAGE


                                  Appendix 1-A

              LIST OF COMPULSORY DEPOSITORIES APPROVED BY THE BOARD


PAGE


                                  Appendix 1-B

                       INFORMATION REGARDING COUNTRY RISK

         1. To aid Fund's board in its determinations regarding Country Risk, Chase shall furnish board annually and upon the initial placing of Securities and Cash into a country the following information (check items applicable):

         A     Opinions of local counsel concerning:

___      i.    Whether applicable foreign law would restrict the access
               afforded Fund's independent public accountants to books and records kept by an eligible foreign custodian located in that country.

___      ii.   Whether applicable foreign law would restrict the Fund's ability to recover its assets in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

___      iii.  Whether applicable foreign law would restrict the Fund's ability to recover assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

         B.    Written information concerning:

___      i.    The likelihood of expropriation, nationalization, freezes, or confiscation of Fund's  assets.

                                       2

PAGE



___      ii.   Whether difficulties in converting Fund's cash and cash
               equivalents to U.S. dollars  are reasonably foreseeable.

         C.    A market report with respect to the following topics:

         (i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) compulsory depositories (including depository evaluation).

         2. To aid Fund's board in monitoring Country Risk, Chase shall furnish board the following additional information:

         As more fully described in the FCM procedures, market flashes, including with respect to changes in the information in market reports.


                                       3

PAGE


                                   Schedule A

                              TEMPLETON U.S. FUNDS
                             As of February 28, 1998


TEMPLETON GROWTH FUND, INC. ("TGF") - 12/31/86
TEMPLETON FUNDS, INC. ("TFI") - 2/11/86
         Templeton World Fund
         Templeton Foreign Fund
TEMPLETON GLOBAL SMALLER COMPANIES FUND, INC. ("TGSCF") - 5/15/96
TEMPLETON INCOME TRUST ("TIT") - 5/15/96
         Templeton Global Bond Fund
TEMPLETON GLOBAL REAL ESTATE FUND ("TGREF") - 5/15/96
TEMPLETON CAPITAL ACCUMULATOR FUND, INC. ("TCAF") - 1/14/91
TEMPLETON DEVELOPING MARKETS TRUST ("TDMT") - 10/16/91
TEMPLETON AMERICAN TRUST, INC. ("TAT") - 2/26/91
TEMPLETON INSTITUTIONAL FUNDS, INC. ("TIFI") - 1/29/96
         Templeton Foreign Equity Series
         Templeton Growth Series
         Templeton Emerging Markets Series
         Templeton Emerging Fixed Income Series
TEMPLETON GLOBAL OPPORTUNITIES TRUST ("TGOT") - 1/18/90
TEMPLETON GLOBAL INVESTMENT TRUST ("TGIT") - 5/7/95
         Templeton Growth and Income Fund
         Templeton Global Infrastructure Fund
         Templeton Americas Government Securities Fund
         Templeton Greater European Fund
         Templeton Latin America Fund
TEMPLETON EMERGING MARKETS FUND, INC. ("TEMF") - 2/1/87
TEMPLETON GLOBAL INCOME FUND, INC. ("TGIF") - 2/29/88
TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST ("TGG") - 10/22/88
TEMPLETON EMERGING MARKETS INCOME FUND, INC. ("TEMIF") - 9/17/93
TEMPLETON CHINA WORLD FUND, INC. ("TCWF") - 9/7/93
TEMPLETON EMERGING MARKETS APPRECIATION FUND, INC. ("TEMAF") - 4/22/94 TEMPLETON DRAGON FUND, INC. ("TDF") - 8/30/94
TEMPLETON VIETNAM AND SOUTHEAST ASIA FUND, INC. ("TVF") - 9/15/94
TEMPLETON RUSSIA FUND, INC. ("TRF") - 6/15/95
TEMPLETONVARIABLE PRODUCTS SERIES FUND ("TVPSF") - 8/31/88 (amended & restated
         2/23/96)
          Templeton Money Market Fund
          Templeton Bond Fund
          Templeton Stock Fund
          Templeton Asset Allocation Fund
          Templeton International Fund
          Templeton Developing Markets Fund
          Mutual Discovery Investments Fund
          Mutual Shares Investments Fund
          Franklin Growth Investments Fund
          Franklin Small Cap Investments Fund
FRANKLIN/TEMPLETON JAPAN FUND - 6/24/94
TEMPLETON VARIABLE ANNUITY FUND - 1/27/88


                                       4